Exhibit 99.2

DocuSign promotes Sheridan to lead international and welcomes Gaylor as new CFO

San Francisco – September 3, 2020 – As part of its Agreement Cloud strategy to automate the agreement process for companies of all sizes around the world, DocuSign (NASDAQ:DOCU) today promoted chief financial officer Michael Sheridan to President of International, and announced board member and audit committee chair Cynthia Gaylor as the new CFO. The company also appointed Teresa Briggs and James Beer to its board of directors.

After more than five years as CFO, Sheridan will now focus on driving growth in DocuSign’s $200+ million business outside the United States. The move reflects the vast commercial and consumer potential the company sees in international markets, which today account for over half its total addressable market, yet less than 20% of its total revenue.

The news expands the additional role Sheridan took on as GM of DocuSign’s EMEA region at the start of the year. It also builds on his established career as the CFO of companies like FireEye, Facebook, IGN Entertainment (now part of News Corp.) and SonicWALL (now part of Dell).

As the new DocuSign CFO, Gaylor—who joined the board almost two years ago—will assume responsibility for the global finance organization and its overall strategy. She brings over 25 years’ experience in finance and capital markets to the role, as well as background in strategy, operations, and a deep understanding of enterprise and consumer software. Most recently the CFO of Pivotal Software, Gaylor previously led corporate development at Twitter, and prior to that was a managing director in Morgan Stanley’s technology group.

“Mike has played an increasingly important role in our EMEA business this year. On the back of his significant impact there—plus his extensive strategic track record at DocuSign and other technology companies— he will bring strong leadership and add great value to the critical growth initiatives we’re planning across our international regions,” said Dan Springer, DocuSign’s CEO.

“In Cynthia, we have the ideal successor to Mike. As a public company CFO and someone with a strong background in technology and finance, she has already provided huge value to us as a board member. I know Cynthia will hit the ground running, and Mike and I looking forward to working closely with her as we continue to drive the business forward.”

Speaking about today’s news Sheridan thanked the board and Springer. “The chance to drive DocuSign’s international growth is incredible. I’m looking forward to working with the entire team, and to partnering with Cynthia in her new role,” he said.

Gaylor added, "When I joined the board in 2018, it was clear that DocuSign was best-in-class, with a vast opportunity in e-signature and beyond. Watching the company articulate its Agreement Cloud vision over the past two years, and begin to deliver on it, has been remarkable. I am inspired by DocuSign’s ambitious goals and the chance to continue scaling the company. I’m also thrilled to join the exceptional finance team and help DocuSign become an increasingly essential cloud software platform.”

In terms of the board appointments, Briggs—who will assume the role of audit committee chair—brings a wealth of experience from Deloitte, and relevant board experience at ServiceNow and Snowflake. For his part, Beer has extensive executive experience at companies like American Airlines, McKesson, Symantec and Atlassian, all of which will help DocuSign as it continues to scale.

For more information, please visit investor.docusign.com.

Media Relations:
Adrian Wainwright
Head of Communications
media@docusign.com

Investor Relations:
Annie Leschin
VP Investor Relations
investors@docusign.com

About DocuSign
DocuSign helps organizations connect and automate how they prepare, sign, act on, and manage agreements. As part of the DocuSign Agreement Cloud, DocuSign offers eSignature: the world’s #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, nearly 750,000 customers and hundreds of millions of users in over 180 countries use DocuSign to accelerate the process of doing business and to simplify life.

For more information, visit www.docusign.com, call +1-877-720-2040, or follow @DocuSign on Twitter, LinkedIn, Facebook and Instagram.

Forward-Looking Statements
This press release may contain “forward-looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “potential,” “will,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Risks, uncertainties and assumptions also include the possibility that expected benefits may not materialize as expected; risks related to hiring and retaining key employees; and other risks that are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at www.investor.docusign.com or the SEC's web site at www.sec.gov. In addition, any forward-looking statements contained in this release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update such statements.
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